JPMorgan Funds - J.P. Morgan Mutual Fund Investment Trust
Rule 10f-3 Transactions
For the period from January 1, 2013 to June 30, 2013

The following securities were purchased pursuant to Rule 10f-3 and all requirements of the Rule 10f-3 Procedures of the Funds:

Fund JPMorgan Growth Advantage Fund
Trade Date 6/26/2013
Issuer HD Supply Holdings, Inc. (HDS) IPO
Cusip 40416M10
Shares 979,300
Offering Price $18.00
Spread $0.765
Cost $17,627,400
Dealer Executing Trade BofA Merrill Lynch
% of Offering  purchased by firm 5.73%
Syndicate Members BofA Merrill Lynch/ Barclays/ JPMorgan/ Credit Suisse/ Citigroup/ Deutsche Bank Securities/ Goldman Sachs & Co./ Morgan Stanley/ UBS Investment Bank/ Wells Fargo Securities/ Baird/ William Blair/ Raymond James/ BB&T Capital Markets/ SunTrust Robinson Humphrey/ Drexel Hamilton/ Guzman & Company